Exhibit 99.1

Cerulean Appoints Adrian Senderowicz, M.D., as Chief Medical Officer

CAMBRIDGE, Mass., September 8, 2015 – Cerulean Pharma Inc. (NASDAQ:CERU), a leader in Dynamic Tumor Targeting™, today announced the appointment of Adrian Senderowicz, M.D., as Senior Vice President & Chief Medical Officer, effective as of September 4, 2015. Dr. Senderowicz will succeed Edward Garmey, M.D., who will serve as a member of Cerulean’s Medical Advisory Board.

“Adrian is a talented clinical oncologist, with significant clinical development and regulatory experience in government, big pharma, and small biotechs,” said Christopher D. T. Guiffre, President & Chief Executive Officer of Cerulean. “Adrian will drive CRLX101 toward registration in 3rd and 4th line renal cell carcinoma, or RCC, and other solid tumor indications, and he will lead CRLX301 into mid-stage clinical trials. His broad regulatory and industry expertise will be particularly valuable to us as we seek to advance our first nanoparticle-drug conjugate, or NDC, toward commercialization, and as we expand our portfolio of platform-generated NDCs in clinical development.”

Dr. Senderowicz was most recently Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs at Ignyta, Inc. Previously, he was Vice President, Global Regulatory Oncology at Sanofi, Chief Medical Officer at Tokai Pharmaceuticals, and Senior Medical Director, Oncology Clinical Development at AstraZeneca. Before working for biotechnology and pharmaceutical companies, Dr. Senderowicz held a variety of leadership positions at the U.S. Food and Drug Administration (FDA) Division of Oncology Drug Products in the Center for Drug Evaluation and Research and a variety of clinical and research positions with the National Cancer Institute/National Institutes of Health (NCI). He currently serves as a director of Puma Biotechnology, Inc., a publicly traded biopharmaceutical company, and previously served as Chairman of a workshop sponsored by the Institute of Medicine, National Cancer Policy Forum focused on policy issues in the development and adoption of molecularly targeted therapies for cancer. He completed his Internal Medicine residency training at the Icahn School of Medicine at Mount Sinai and a Clinical Oncology Fellowship at the NCI. Dr. Senderowicz holds an M.D. degree from the School of Medicine at the Universidad de Buenos Aires in Argentina, and has authored over 100 scientific and medical publications.

“Cerulean’s platform creates NDCs that are designed to provide safer and more effective therapies for people living with cancer. Tumor targeting has been a goal of academia, industry, and government, but it has been elusive. CRLX101’s data to date make me believe that our technology can significantly advance the field of tumor targeting,” explained Dr. Senderowicz. “I also am eager to progress our second NDC, CRLX301, already in clinic, with the goal of rapid development in selected indications and to make it available as soon as possible to these patients in need.”

Dr. Senderowicz worked closely as a consultant with Dr. Garmey in recent months, becoming well-acquainted with the company’s clinical programs.

“I am very grateful to Edward for his contributions to Cerulean,” Mr. Guiffre continued. “He played an instrumental role in designing and leading the randomized Phase 2 trial of CRLX101 plus Avastin® in 3rd and 4th line RCC, and he put our second platform-generated candidate, CRLX301, into the clinic. I understand Edward’s desire to make a transition at this time, and I look forward to his continued guidance as a member of our Medical Advisory Board.”

“Having served as Chief Medical Officer at Cerulean for over four years, and nearing the completion of enrollment for our randomized trial in 3rd and 4th line RCC, this is the perfect time for a transition,” said Dr. Garmey. “It will allow me to spend more time with my family and pursue consulting projects, and it provides Cerulean the opportunity to work with a successor of Adrian’s caliber and experience. Adrian’s drug development experience will be invaluable as Cerulean expands its clinical development of CRLX101 and CRLX301, and his extensive FDA experience will enhance Cerulean’s ability to work cooperatively with the Agency to bring its tumor-targeted NDCs to people living with cancer.”

About CRLX101

CRLX101 is a nanoparticle-drug conjugate (NDC) designed to concentrate in tumors and slowly release its anti-cancer payload, camptothecin, inside tumor cells. CRLX101 inhibits topoisomerase 1 (topo 1), which is involved in cellular replication, and also inhibits hypoxia-inducible factor-1a (HIF-1a), which research suggests is a master regulator of cancer cell survival mechanisms. CRLX101 has shown activity in four different tumor types, both as monotherapy and in combination with other cancer treatments. CRLX101 is in Phase 2 clinical development and has been dosed in more than 300 patients. The U.S. FDA has granted CRLX101 Orphan Drug designation for the treatment of ovarian cancer and Fast Track designation in combination with Avastin in metastatic renal cell carcinoma.

About CRLX301

CRLX301 is a dynamically tumor-targeted NDC designed to concentrate in tumors and slowly release its anti-cancer payload, docetaxel, inside tumor cells. In preclinical studies, CRLX301 delivers up to 10 times more docetaxel into tumors, compared to an equivalent milligram dose of commercially available docetaxel and was similar to or better than docetaxel in seven of seven animal models, with a statistically significant survival benefit seen in five of those seven models. In addition, preclinical data show that CRLX301 had lower toxicity than has been reported with docetaxel in similar preclinical studies. CRLX301 is currently in Phase 1/2a clinical development.

About Cerulean Pharma

The Cerulean team is committed to improving treatment for people living with cancer. We apply our Dynamic Tumor Targeting Platform to create a portfolio of NDCs designed to selectively attack tumor cells, reduce toxicity by sparing the body’s normal cells, and enable therapeutic combinations. Our first platform-generated candidate, CRLX101, is in multiple clinical trials in combination with other cancer treatments, all of which aim to unlock the power of combination therapy. Our second platform-generated candidate, CRLX301, is in a Phase 1/2a clinical trial. For more information, please visit www.ceruleanrx.com.

About Cerulean’s Dynamic Tumor Targeting™ Platform

Cerulean’s Dynamic Tumor Targeting Platform creates NDCs that are designed to provide safer and more effective cancer treatments. We believe our NDCs concentrate their anti-cancer payloads inside tumors while sparing normal tissue because they are small enough to pass through the “leaky” vasculature present in tumors but are too large to pass through the wall of healthy blood vessels. Once inside tumors, our NDCs enter tumor cells where they slowly release anti-cancer payloads from within the tumor cells.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about the clinical development of our product candidates, statements about our estimated research and development expenses and sufficiency of cash to fund specified use of cash and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2015, and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Avastin is a registered trademark of Genentech, Inc.

Contact:

Nicole P. Jones

Director, Investor Relations and

Corporate Communications

njones@ceruleanrx.com

(617) 551-9606